                                                                    NEWS RELEASE
[SUBURBAN PROPANE LOGO]                                Contact: robert M. Plante
[GRAPHIC OMITTED]                       Vice President & Chief Financial Officer
                                           P.O. Box 206, Whippany, NJ 07981-0206
                                                             Phone: 973-503-9252

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                    SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES
                FISCAL 2005 FOURTH QUARTER AND FULL YEAR RESULTS

WHIPPANY, NEW JERSEY, NOVEMBER 17, 2005 -- Suburban Propane Partners, L.P. (the
"Partnership") (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced its results for the three and twelve months ended September 24, 2005.

FOURTH QUARTER 2005 RESULTS

Consistent with the seasonal nature of the propane and fuel oil businesses, the
Partnership typically experiences a net loss in its fiscal fourth quarter. For the fourth quarter of fiscal 2005, the Partnership's net loss was $38.5 million, or $1.23 per Common Unit, compared to a net loss of $34.0 million, or $1.09 per
Common Unit for the fourth quarter of fiscal 2004. Earnings before interest, loss on debt extinguishment, taxes, depreciation and amortization ("EBITDA")
amounted to a loss of $17.7 million for the fiscal 2005 fourth quarter, compared to a loss of $13.0 million for the prior year quarter.

EBITDA and net loss for the fiscal 2005 fourth quarter were negatively impacted by the net result of certain significant items, mainly relating to (i) a $2.2 million restructuring charge attributable to the realignment of our field operations, which is expected to generate further efficiencies and realize synergies at the field operating level; (ii) a $0.7 million charge attributable to impairment of goodwill associated with our heating, ventilation and air conditioning ("HVAC") segment; (iii) a $0.8 million charge included within amortization expense attributable to the impairment of other intangible assets in our HVAC segment; and (iv) an asset impairment charge of $0.4 million included within depreciation expense related to assets impacted by the field realignment. These items had a net negative impact of $2.9 million and $4.1 million on the fiscal 2005 fourth quarter EBITDA and net loss, respectively.

The prior year fourth quarter EBITDA and net loss were favorably impacted $5.6 million and $4.6 million, respectively, by the following significant items: (i)
an $11.5 million gain from the sale of 13 customer service centers considered to be non-strategic; (ii) a non-cash pension charge of $5.3 million related to accelerated recognition of actuarial losses in the Partnership's defined benefit pension plan; (iii) a $0.6 million restructuring charge related to the integration of certain field and back office functions in the northeast related to the Agway Energy acquisition; and (iv) a non-cash charge of $1.0 million related to the write-down of assets to be disposed of as a result of the
Partnership's integration efforts in its northeast operations.

The unprecedented high commodity prices for propane and fuel oil experienced throughout the fiscal 2005 heating season continued during the fiscal 2005 fourth quarter, thus continuing to negatively impact volumes as a result of customer conservation. Average posted prices of propane and fuel oil during the fourth quarter of fiscal 2005 increased 19% and 54%, respectively, compared to the average posted prices in the prior year quarter. Retail propane gallons sold in the fourth quarter of fiscal 2005 decreased 8.9 million gallons, or 10.3%, to
77.1 million gallons compared to 86.0 million gallons in the prior year quarter.
Sales of fuel oil and other refined fuels decreased 10.7 million gallons, or
22.3%, to 37.3 million gallons during the fourth quarter of fiscal 2005 compared to 48.0 million gallons in the prior year quarter, primarily as a result of a decision in the fourth quarter of fiscal 2004 to exit certain lower margin low sulfur diesel and gasoline business combined with the impact of high prices on fuel oil volumes.

Revenues from the distribution of propane and related activities of $155.7 million in the fourth quarter of fiscal 2005 increased $12.0 million, or 8.4%, compared to $143.7 million in the prior year quarter, primarily due to higher average selling prices in line with the aforementioned significantly higher product costs, partially offset by the impact of lower volumes. Revenues of
$78.5 million from distribution of fuel oil and other refined fuels increased
$16.4 million, or 26.4%, from $62.1 million in the prior year quarter, primarily as the result of higher commodity prices. Revenues in our natural gas and electricity marketing segment increased $7.4 million, or 54.8%, to $20.9 million in the fourth quarter of fiscal 2005 compared to $13.5 million in the prior year quarter, primarily from a rise in natural gas volumes and price. Revenues in our
HVAC segment increased 4.3% to $24.1 million from $23.1 million in the prior year quarter.

Combined operating and general and administrative expenses of $105.4 million decreased $0.5 million, or 0.5%, compared to the prior year quarter of $105.9 million. Combined operating and general and administrative expenses declined despite a $1.3 million increase in professional services as a result of our first-time compliance with the requirements of Section 404 of the Sarbanes-Oxley
Act and a $0.8 million increase in fuel costs to operate our fleet, as lower insurance and lower compensation and benefit related expenses more than offset these negative factors. Operating expenses in the fiscal 2005 fourth quarter include a $4.4 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments ("FAS 133"), compared to a $4.0 million unrealized (non-cash) loss in the prior year quarter attributable to FAS 133.

FISCAL YEAR 2005 RESULTS

The Partnership reported a net loss for the fiscal year ended September 24, 2005 of $8.1 million, or $0.26 per Common Unit, compared to net income of $54.3 million, or $1.79 per Common Unit, in fiscal 2004. Fiscal 2005 EBITDA amounted to $107.1 million, compared to $131.9 million for fiscal 2004.

EBITDA and net loss for fiscal 2005 were unfavorably impacted by $3.5 million and $40.9 million, respectively, as a result of certain significant items relating mainly to (i) a $36.2 million loss on debt extinguishment recorded in the third quarter associated with our debt refinancing; (ii) a $2.8 million restructuring charge attributable primarily to severance associated with the realignment of our field operations; (iii) a $0.7 million charge attributable to impairment of goodwill associated with our HVAC segment; (iv) a $0.8 million charge included within amortization expense attributable to the impairment of other intangible assets in our HVAC segment; and (v) $0.4 million included within depreciation expense attributable to impairment of assets affected by the field realignment. Fiscal 2005 results reflect a full year of Agway Energy operations compared to approximately nine months of activity during fiscal 2004, following the acquisition of Agway Energy on December 23, 2003 ("Agway
Acquisition").

By comparison, EBITDA and net income for fiscal 2004 included the net favorable impact of $8.6 million and $7.6 million, respectively, from certain significant items mainly related to (i) a $26.3 million gain from the sale of 24 customer service centers in the northern and southern central regions of the United
States considered to be non-strategic; (ii) a non-cash charge of $6.3 million included within cost of products sold related to the settlement of futures contracts which were marked-to-market under purchase accounting for the Agway
Acquisition; (iii) a non-cash pension settlement charge of $5.3 million related to accelerated recognition of actuarial losses in the Partnership's defined benefit pension plan; (iv) a non-cash charge of $3.2 million attributable to impairment of goodwill related to a small business acquired in 1999; (v) a $2.9 million restructuring charge related to integrating certain field management and back office functions in the northeast; and (vi) a non-cash charge of $1.0 million included within depreciation expense attributable to the write-down of assets to be disposed of as a result of the Partnership's efforts to integrate certain northeast operations.

Fiscal 2005 presented a very challenging operating environment resulting from the combination of an erratic weather pattern and highly volatile commodity prices. While nationwide average temperatures, as reported by the National
Oceanic and Atmospheric Administration, were 7% warmer than normal for fiscal
2005 compared to 7% warmer than normal in fiscal 2004, significantly warmer than normal temperatures during the critical months of November 2004 through February
2005 had a significant negative impact on both propane and fuel oil volumes.
Average temperatures during these critical months were 9% warmer than normal. In addition to the impact that warmer weather typically has on volumes, the combination of warm weather and high energy prices has led to increased customer conservation efforts.

In the commodities markets, the average posted prices of propane and fuel oil began a precipitous rise in September 2004, which continued to unprecedented levels during the heating season and through the end of the fiscal year. Average posted prices of propane and fuel oil during fiscal 2005 increased 26% and 54%, respectively, compared to average posted prices in fiscal 2004. As a result, retail propane gallons sold in fiscal 2005 decreased 21.3 million gallons, or
4.0%, to 516.0 million gallons from 537.3 million gallons in fiscal 2004. Sales of fuel oil and other refined fuels increased 24.0 million gallons, or 10.9%, to
244.5 million gallons, compared to 220.5 million gallons in the prior fiscal year. The negative impact of warm weather and high energy prices on volumes was partially offset by a full twelve months of Agway Energy operations in fiscal
2005 compared to nine months in fiscal 2004.

Revenues from the distribution of propane and related activities of $969.9 million in fiscal 2005 increased $113.8 million, or 13.3%, compared to $856.1 million in fiscal 2004, primarily due to higher average selling prices in line with the aforementioned higher product costs, offset to an

extent by the impact of 4.0% lower volumes. During fiscal 2005, fuel oil prices experienced unprecedented high levels and extreme volatility. Revenues from the distribution of fuel oil and other refined fuels increased $149.5 million, or
53.1%, to $431.2 million from $281.7 million in fiscal 2004. However, as reported for our second and third fiscal quarters, margin opportunities and therefore profitability in our refined fuels segment were severely restricted during the fiscal 2005 heating season. We were unable in the prevailing high price environment to pass on fully the rise in fuel oil prices due to the restrictions of our fuel oil cap program, which pre-established a maximum price per gallon, coupled with our decision not to hedge this pricing program for the
February through April deliveries when confronted with unprecedented costs to properly hedge the program during that period. The lost margin opportunity from this fuel oil cap program had the most significant negative impact on our financial results for fiscal 2005 accounting for an estimated impact of $21.5 million on the year-over-year comparison of operating margins in the fuel oil and refined fuels segment. After evaluating the costs to adequately hedge this program in the current price environment, management decided to discontinue offering the fuel oil cap program.

Revenues in our natural gas and electricity marketing segment increased $34.3 million, or 50.1%, to $102.8 million in fiscal 2005 primarily from the combination of higher average prices and the impact of a full year of operations in fiscal 2005 compared to nine months in fiscal 2004. Revenues in our HVAC segment increased 15.2%, to $106.1 million from $92.1 million in fiscal 2004.

Combined operating and general and administrative expenses of $443.4 million increased $33.2 million, or 8.1%, from $410.2 million in fiscal 2004. The impact on expenses from a full year of the Agway Energy operations was offset to an extent by expense savings attributable to synergies achieved in our northeast operations and continued management of costs within our control. Lower compensation and benefit related expenses attributable to lower variable compensation in line with lower earnings, as well as lower insurance costs and savings in other variable expenses, were offset somewhat by higher bad debt expenses associated with higher revenues, increased professional services expenses associated with the first-time compliance requirements of Section 404 of the Sarbanes-Oxley Act and higher fuel and maintenance costs to operate the
Partnership's fleet. Operating expenses for fiscal 2005 included a $2.5 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments under FAS 133, compared to a $4.5 million unrealized (non-cash) loss in the prior year attributable to FAS 133.

Depreciation and amortization expense increased $1.1 million, or 3.0%, to $37.8 million primarily as a result of a full year of depreciation and amortization on the tangible and intangible assets acquired in the Agway Acquisition.
Depreciation and amortization expense in fiscal 2005 included a $0.4 million asset impairment charge associated with steps taken in the fourth quarter to realign our field operations, compared to a $1.0 million asset impairment charge in the prior year. In addition, fiscal 2005 included a $0.8 million impairment charge associated with certain intangible assets related to our HVAC segment.
Net interest expense decreased $0.4 million, or 1.0%, to $40.4 million in fiscal
2005. The prior year interest expense included a one-time fee of $1.9 million related to financing commitments for the Agway Acquisition. In addition to the impact of the fiscal 2004 financing commitment fee, interest expense increased
$1.5 million as a result of the net effect of a full year of interest on debt used to finance the December 2003

Agway Acquisition and lower average interest rates achieved through the March
31, 2005 refinancing.

In announcing these results, Chief Executive Officer Mark A. Alexander said,
"The combination of unfavorable weather, an extremely volatile commodity environment and increased customer conservation led to a challenging year in
2005, with the most significant negative financial impact resulting from a pricing program that is specific to our fuel oil operations. Nevertheless, the fundamentals of our business remain sound and continue to improve. In the second half of the year, we took positive steps to add financial flexibility and drive further efficiencies through our operations, highlighted by the successful completion of our debt refinancing and, more recently, the reorganization of our field operations intended to streamline our operating footprint and leverage our system infrastructure. With the continued integration of the Agway Energy operations, the operating efficiencies expected from our internal reorganization and the steps already taken to eliminate the fuel oil cap program, we are well positioned for significant earnings growth in fiscal 2006 and expect to be back on track with our historical trend relative to profitability and improving distribution policy."

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 370 customer service centers in 30 states.
                                      # # #

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE THREE AND TWELVE MONTHS ENDED SEPTEMBER 24, 2005 AND
           SEPTEMBER 25, 2004 (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                   (UNAUDITED)

                                                                          THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                                     SEPTEMBER 24,   SEPTEMBER 25,   SEPTEMBER 24,   SEPTEMBER 25,
                                                                         2005            2004            2005            2004
                                                                     -------------   -------------   -------------   -------------

Revenues
  Propane                                                              $ 155,668       $ 143,694       $ 969,943      $  856,109
  Fuel oil and refined fuels                                              78,515          62,063         431,223         281,682
  Natural gas and electricity                                             20,872          13,478         102,803          68,452
  HVAC                                                                    24,114          23,080         106,115          92,072
  All other                                                                2,470           2,349          10,150           8,939
                                                                       ---------       ---------       ---------      ----------
                                                                         281,639         244,664       1,620,234       1,307,254

Costs and expenses
  Cost of products sold                                                  191,106         156,413       1,067,248         779,029
  Operating                                                               93,084          92,022         396,235         356,359
  General and administrative                                              12,361          13,872          47,191          53,888
  Restructuring costs                                                      2,150             560           2,775           2,942
  Pension settlement charge                                                    -           5,337               -           5,337
  Impairment of goodwill                                                     656               -             656           3,177
  Depreciation and amortization                                           10,249          11,114          37,762          36,743
                                                                       ---------       ---------       ---------      ----------
                                                                         309,606         279,318       1,551,867       1,237,475

(Loss) income before interest expense, loss on debt
  extinguishment and provision for income taxes                          (27,967)        (34,654)         68,367          69,779
Loss on debt extinguishment                                                    -               -          36,242               -
Interest expense, net                                                     10,088           9,804          40,374          40,832
                                                                       ---------       ---------       ---------      ----------

(Loss) income before provision for income taxes                          (38,055)        (44,458)         (8,249)         28,947
Provision for income taxes                                                   467             120             803               3
                                                                       ---------       ---------       ---------      ----------
(Loss) income from continuing operations                                 (38,522)        (44,578)         (9,052)         28,944
Discontinued operations:
  Gain on sale of customer service centers                                     -          11,508             976          26,332
  (Loss) from discontinued customer service centers                            -            (940)              -            (972)
                                                                       ---------       ---------       ---------      ----------

Net (loss) income                                                      $ (38,522)      $ (34,010)       $ (8,076)     $   54,304
                                                                       =========       =========        ========      ==========
General Partner's interest in net (loss) income                        $  (1,197)       $ (1,057)         $ (251)     $    1,310
                                                                       ---------       ---------       ---------      ----------
Limited Partners' interest in net (loss) income                        $ (37,325)      $ (32,953)       $ (7,825)     $   52,994
                                                                       =========       =========        ========      ==========

(Loss) income from continuing operations per Common Unit - basic       $   (1.23)        $ (1.43)       $  (0.29)     $     0.96
Discontinued Operations                                                $       -          $ 0.34        $   0.03      $     0.83
                                                                       =========       =========        ========      ==========
Net (loss) income per Common Unit - basic                              $   (1.23)        $ (1.09)       $  (0.26)     $     1.79
                                                                       =========       =========        ========      ==========
Weighted average number of Common Units outstanding - basic               30,278          30,257          30,276          29,599
                                                                       ---------       ---------       ---------      ----------

(Loss) income from continuing operations per Common Unit - diluted     $   (1.23)        $ (1.43)       $  (0.29)     $     0.96
Discontinued Operations                                                $       -          $ 0.34        $   0.03      $     0.82
                                                                       =========       =========        ========      ==========
Net (loss) income per Common Unit - diluted                            $   (1.23)        $ (1.09)       $  (0.26)     $     1.78
                                                                       =========       =========        ========      ==========
Weighted average number of Common Units outstanding - diluted             30,278          30,257          30,276          29,705
                                                                       ---------       ---------       ---------      ----------

Supplemental Information:
EBITDA (a)                                                             $ (17,718)      $ (12,972)       $107,105      $  131,882
Retail gallons sold:
      Propane                                                             77,128          85,976         516,040         537,330
      Refined fuels                                                       37,276          47,956         244,536         220,469

                                     (more)

(a)   EBITDA represents net income (loss) before deducting interest expense, loss on debt extinguishment, income taxes, depreciation and amortization.
      Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, our revolving credit agreement requires us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies.
      The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:

                                                                    THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                             SEPTEMBER 24,     SEPTEMBER 25,     SEPTEMBER 24,     SEPTEMBER 25,
                                                                 2005              2004              2005              2004
                                                             -------------     -------------     -------------     -------------

Net (loss) / income                                           $ (38,522)        $ (34,010)         $  (8,076)        $  54,304
Add:
  Provision for income taxes                                        467               120                803                 3
  Loss on debt extinguishment                                         -                 -             36,242                 -
  Interest expense, net                                          10,088             9,804             40,374            40,832
  Depreciation and amortization                                  10,249            11,114             37,762            36,743
                                                              ---------         ---------          ---------         ---------
EBITDA                                                          (17,718)          (12,972)           107,105           131,882
                                                              ---------         ---------          ---------         ---------
Add / (subtract):
  Provision for income taxes                                       (467)             (120)              (803)               (3)
  Loss on debt extinguishment                                         -                 -            (36,242)                -
  Interest expense, net                                         (10,088)           (9,804)           (40,374)          (40,832)
  Gain on disposal of property, plant and equipment, net           (155)             (562)            (2,043)             (715)
  Gain on sale of customer service centers                            -           (11,508)              (976)          (26,332)
  Changes in working capital and other assets
    and liabilities                                              45,146            26,795             12,338            29,065
                                                              ---------         ---------          ---------         ---------
Net cash provided by / (used in) operating activities         $  16,718         $  (8,171)         $  39,005         $  93,065
                                                              =========         =========          =========         =========
Net cash (used in) / provided by investing activities         $  (5,505)        $   7,547          $ (24,631)        $(196,557)
                                                              =========         =========          =========         =========
Net cash (used in) / provided by financing activities         $  (8,010)        $ (61,666)         $ (53,444)        $ 141,208
                                                              =========         =========          =========         =========